EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Southern Community Financial Corporation and Subsidiary
Winston-Salem, North Carolina

We consent to the incorporation by reference in the registration statements (Nos. 333-76930, 333-76392, 333-114989, 333-114990, 333-114991, 333-114992, 333-114993, 333-114997, 333-138601 and 333-163257) on Form S-8 and the registration statements (Nos. 333-123038, 333-155881, and 333-156359) on Form S-3 of Southern Community Financial Corporation and Subsidiary of our report dated March 23, 2012, with respect to the consolidated financial statements of Southern Community Financial Corporation and Subsidiary, which appears in Southern Community Financial Corporation and Subsidiary’s 2011 Annual Report on Form 10-K.

/s/ Dixon Hughes Goodman LLP

Raleigh, North Carolina

March 23, 2012

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